Exhibit (d)(2)

Execution Version

Merus N.V.

Yalelaan 62

3584CM Utrecht

The Netherlands

August 20, 2025

Genmab A/S

Carl Jacobsens Vej 30

DK-2500 Valby

Denmark

Attention:   Jan van de Winkel

Chief Executive Officer

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Genmab A/S (“Genmab”) of a possible negotiated transaction (the “Possible Transaction”) with Merus N.V. (“Merus”) and/or its subsidiaries or controlled affiliates (collectively, with such subsidiaries or controlled affiliates, the “Company” and, together with Genmab, the “Parties” and each of them, a “Party”), each Party may furnish to the other Party or its respective Representatives (as defined below) certain Evaluation Material (as defined below), including certain information concerning its business, financial condition, operations, and assets and liabilities. As a condition to such information being furnished by the furnishing Party (the “Disclosing Party”) to the Party receiving such information (the “Receiving Party”) or the Receiving Party’s Representatives, the Receiving Party agrees that it and its Representatives will treat the Confidential Information (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein.

1. Evaluation Material; Confidential Information; Other Defined Terms. As used in this letter agreement:

(a) The term “Evaluation Material” shall mean (i) all information relating, directly or indirectly, to the Disclosing Party or its business, including, without limitation, information relating to the Disclosing Party’s products, product candidates, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects (whether prepared by the Disclosing Party, its advisors or otherwise), which is disclosed or furnished by or on behalf of the Disclosing Party to the Receiving Party or its Representatives, before, on or after the date hereof, regardless of the manner in which it is disclosed or furnished, and (ii) all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, any such information. Notwithstanding anything to the contrary in this letter agreement, the term Evaluation Material shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement;

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(ii) was within the Receiving Party’s possession on a non-confidential basis prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party or any of its Representatives, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information; (iii) becomes available to the Receiving Party on a non-confidential basis (other than from the Disclosing Party or any of its Representatives) from a source that is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information; or (iv) as evidenced by contemporaneous written records, was independently discovered, invented or developed by the Receiving Party (or on its behalf) without the direct or indirect use of or reference to such information.

(b) The term “Discussion Information” shall mean the existence of this letter agreement, the fact that the Receiving Party or any of its Representatives has received Evaluation Material or that Evaluation Material has been made available to the Receiving Party or any of its Representatives, the fact that investigations, discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the nature and status thereof and the identity of the parties involved therein or their affiliates (or any identifiable description of such parties or any of their affiliates).

(c) The term “Confidential Information” shall mean, collectively, the Evaluation Material and the Discussion Information.

(d) The term “Representatives” (i) with respect to each Party, shall include its controlled affiliates, and its and its controlled affiliates respective directors, officers, general partners, members, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors), and (ii) with respect to Genmab, shall include Morgan Stanley & Co. LLC (or any of its affiliates) (together with any other debt financing source approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), each such financing source, a “Permitted Debt Financing Source”) and each such Permitted Debt Financing Source’s respective legal counsel.

(e) The terms (i) “affiliates,” “beneficial ownership” and “group” shall have the respective meanings given to such terms under the Securities Exchange Act of 1934, as amended, (ii) “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise, and (iii) “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

2. Use and Disclosure of Confidential Information.

(a) Each Party recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that would result to the Disclosing Party if any such Confidential Information is disclosed to a third party. Each Party hereby agrees that it and its Representatives shall use the Confidential Information solely for the purpose of evaluating the Possible Transaction and for no other purpose, that the

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Confidential Information will not be used in any way detrimental to the Disclosing Party, that the Confidential Information will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that the Receiving Party may disclose Confidential Information (i) to which the Disclosing Party gives its prior written consent, (ii) as permitted under Section 3 of this letter agreement, and (iii) to the Receiving Party’s Representatives who (A) need to know such information for the purpose of evaluating, negotiating or consummating the Possible Transaction, and (B) are advised of the terms of this letter agreement and are required by the Receiving Party to comply with the terms hereof to the same extent as if they were parties to this letter agreement. In any event, the Receiving Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this letter agreement by it or any of its Representatives, and, at the Receiving Party’s sole expense, to take all reasonable measures to restrain itself and its Representatives from prohibited or unauthorized disclosure or use of Confidential Information.

(b) Without limiting the generality of the foregoing, Genmab further agrees that, without the prior written consent of the Company, it and its Representatives acting on its behalf or at its direction will not, directly or indirectly, share any Confidential Information with, or enter into any agreement, arrangement or understanding, or any discussions which would be reasonably expected to lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person (other than Genmab’s Representatives in accordance with the terms of this letter agreement or the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not Genmab or such other bidder may bid or offer for the Company or (ii) the price that Genmab or such other bidder may bid or offer for the Company.

(c) Genmab hereby acknowledges and agrees that it will not, without the prior written consent of the Company, enter into any agreement or arrangement that would restrict the ability of any debt financing source (including Morgan Stanley & Co. LLC) to provide debt financing to any person in connection with a transaction between the Company and such person similar to the Possible Transaction (except that the foregoing shall not be violated as a result of Genmab or any of its subsidiaries entering into customary “tree” arrangements with a debt financing source).

3. Permitted Disclosures.

(a) In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process (“Legal Process”) or by applicable statute, rule, regulation, stock exchange rule or other market or reporting system, or by governmental regulatory authorities (“Law”)) to disclose any Confidential Information, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement with respect to such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, in the opinion of counsel, legally

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compelled to disclose Confidential Information to any tribunal, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further, that the Receiving Party shall promptly notify the Disclosing Party of (i) the Receiving Party’s determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. Notwithstanding anything herein to the contrary, no notice shall be required to be given in the event of disclosure of Confidential Information made in connection with routine inspections, examinations or inquiries by governmental agencies or regulatory or self-regulatory bodies with jurisdiction over the Receiving Party or its Representatives which are not specifically directed at the Disclosing Party, the Confidential Information or the Possible Transaction.

(b) Notwithstanding anything to the contrary in this letter agreement (including the foregoing paragraph), Genmab may disclose (a) any Discussion Information to the extent Genmab determines that such disclosure is required by any Market Abuse Regulation (“MAR”), provided, however, that (i) counsel must have advised the Party proposing to make the disclosure that such disclosure is required by MAR, (ii) such Party has notified and consulted with the Company prior to the disclosure to the extent feasible and (iii) the nature, scope and contents of such disclosure is limited to the minimum disclosure required by MAR as reasonably determined by Genmab and (b) Discussion Information to credit rating agencies to the extent reasonably required to facilitate receipt by Genmab of credit ratings in connection with the Possible Transaction and solely to the extent such credit rating agencies agree to keep such information confidential in accordance with their customary procedures; provided that, with respect to such credit rating agencies, Genmab will be responsible for any disclosure or unauthorized disclosure or use of any Discussion Information by such credit rating agencies that would constitute a breach of this letter agreement as if such credit rating agencies were a Representative of Genmab under this letter agreement.

4. Return and Destruction of Evaluation Material. At any time upon the request of the Disclosing Party in its sole discretion and for any reason, the Receiving Party will promptly (and in any case within ten (10) business days of the Disclosing Party’s request) (a) deliver, at the Receiving Party’s expense, to the Disclosing Party or, at the Receiving Party’s option, destroy, all Evaluation Material that was furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party (and any copies thereof), and (b) upon the request of the Disclosing Party, provide the Disclosing Party with written (email being sufficient) confirmation of the Receiving Party’s and its Representatives’ compliance with this Section 4; provided, however, that the Receiving Party and its Representatives (as applicable) shall be permitted to retain copies of Evaluation Material subject to the confidentiality and non-use obligations hereunder, as required by Law pursuant to the internal record retention policies of the Receiving Party or such Representative for legal, regulatory or compliance purposes; provided further that neither the Receiving Party nor any of its Representatives shall take any steps to access such retained Evaluation Material except to the extent permitted pursuant to Section 3 of this letter agreement. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations and agreements hereunder.

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5. No Solicitation. For a period of twelve (12) months from the date of this letter agreement, Genmab, to the extent legally permissible, agrees that it will not, and will cause its controlled affiliates and its Representatives acting on its behalf or at its direction to not, without the prior written consent of the Company, directly or indirectly, solicit for employment any employee of the Company (a) who holds the title of Vice President or higher of the Company or (b) with whom Genmab or any of its controlled affiliates or its Representatives acting on its behalf or at its direction first had substantive contact in connection with the Possible Transaction, provided that, (i) neither Genmab nor any of its controlled affiliates or its Representatives acting on its behalf or at its direction will be prohibited from making any general solicitation for employees not specifically directed at such persons and (ii) the foregoing restrictions will not apply to any such person whose employment with the Company has ceased at least six (6) months prior to commencement of employment discussions between Genmab (or its controlled affiliates or its Representatives acting on its behalf or at its direction) and such person.

6. Standstill. As of the date hereof, Genmab hereby represents and warrants to the Company that neither Genmab nor any of its controlled affiliates owns any securities of the Company; provided that, for purposes of the foregoing representation and warranty, neither Genmab nor any of its controlled affiliates shall be deemed to beneficially own any securities of the Company held by or behalf of any pension, employee benefit plan or trust of Genmab or its controlled affiliates, including (without limitation) any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company so long as such investments are directed by independent trustees, administrators or employees. Genmab agrees that, until the termination of the Standstill Period (as hereinafter defined), unless specifically invited in writing by the Board of Directors of the Company, neither Genmab nor any of its controlled affiliates will, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in:

(a) any acquisition of (i) any equity securities (or beneficial ownership thereof), or rights or options to acquire any equity securities (or beneficial ownership thereof) of Merus, or (ii) any assets, indebtedness or businesses of, Merus;

(b) any tender or exchange offer, merger or other business combination involving Merus or assets of Merus;

(c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Merus;

(d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Merus;

(e) any action, whether alone or in concert with others, to seek or obtain representation on or to control or influence the management, the Board of Directors or the policies of Merus, to seek to advise or influence any person with respect to the voting of any voting securities of Merus or to obtain representation on the Board of Directors of Merus;

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(f) the entry into any discussions or arrangements with, or any action to advise, assist, facilitate or encourage any third party, or any action to form, join or in any way participate in a group or otherwise act in concert with any person, in each case, with respect to any of the foregoing; or

(g) any action which would or would reasonably be expected to force Merus to make a public announcement regarding any of the types of matters set forth in the foregoing.

Genmab also agrees during such period not to request (in any manner that would reasonably be likely to cause Merus to disclose publicly) that Merus or any of its Representatives, directly or indirectly, amend or waive any provision of this Section 6 (including this sentence). Notwithstanding anything to the contrary herein, nothing in this Section 6 shall restrict Genmab or any of its controlled affiliates from making a confidential proposal to the Chief Executive Officer, Chief Operating Officer or the Board of Directors of the Company with respect to the Possible Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law.

For purposes of this Section 6, the “Standstill Period” shall mean the earliest of (i) one year from the date of this letter agreement; (ii) the execution of a final definitive agreement with respect to the Possible Transaction by the Company and Genmab or its affiliates; (iii) the execution of a final definitive agreement between the Company and any person or group other than Genmab or its affiliates, providing for (a) any acquisition of a majority of the voting securities of the Merus, (b) any acquisition of a majority of the consolidated assets of Merus or (c) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, pursuant to which such person or group will beneficially own a majority of the outstanding voting power of Merus or the surviving parent entity; or (iv) (a) any person or group, other than Merus, Genmab or its respective affiliates, commences or publicly announces its intention to commence a tender offer or exchange offer with respect to a majority of the voting securities of Merus or a proxy solicitation in which such person or group would acquire the ability to elect a majority of the Board of Directors of Merus that, in each case, is not otherwise in violation of this Section 6, and (b) Merus does not reject such proposal within ten business days of the announcement of such proposal or Merus publicly approves such proposal.

Notwithstanding anything to the contrary in this letter agreement, this Section 6 shall not apply to any investment in any securities of the Company by or behalf of any pension, employee benefit plan or trust of Genmab or its affiliates, including (without limitation) any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company so long as such investments are directed by independent trustees, administrators or employees who do not receive Evaluation Material or securities of the Company held, directly or indirectly, by a person acquired by Genmab or its affiliates after the date hereof; provided that such investment or acquisition was not designed to circumvent the covenants set forth in this Section 6 and will not result in any public disclosure by Genmab or any of its affiliates with respect to such securities unless such disclosure is required by applicable Law (in which case, the procedures set forth in Section 3 of this letter agreement shall apply).

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7. Material Non-Public Information. Each Party acknowledges and agrees that it is aware (and that its respective Representatives are aware or, upon receipt of any Confidential Information, will be advised by it) that (i) the Confidential Information being furnished to it or its respective Representatives may contain material, non-public information regarding the Company and (ii) the applicable securities laws prohibit any persons who have material, nonpublic information from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

8. No Representations or Warranties. Each Party understands, acknowledges and agrees that neither it nor any of its respective Representatives makes any representation or warranty of any kind, express or implied, including, but not limited to warranties of performance, merchantability and fitness for a particular purpose, as to the accuracy or completeness of the Evaluation Material, including any results obtained, opinions and impressions provided. Each Party agrees that neither Party nor any of its respective Representatives shall have any liability to the other Party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. In no event will either Party or its respective employees be liable for any decision made or action taken in reliance on the information set out therein. Only those representations or warranties which are made in a final definitive agreement regarding the Possible Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. No Agreement. Each Party understands and agrees that no contract or agreement providing for the Possible Transaction shall be deemed to exist between the Parties unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with the Possible Transaction unless and until the Parties shall have entered into a final definitive agreement. Each Party also agrees that unless and until a final definitive agreement regarding the Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to the Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each Party further acknowledges and agrees that (a) each Party reserves the right to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time regarding the Possible Transaction, to withhold or not make available to the other Party or its Representatives any information, and (b) the Company reserves the right, in its sole discretion, to reject any and all proposals made by Genmab or any of its Representatives with regard to the Possible Transaction and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to Genmab or any other person).

10. No Waiver of Rights. It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such Party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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11. Remedies. Each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of this letter agreement by it or any of its respective Representatives and that each Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by of this letter agreement by a Party but shall be in addition to all other remedies available at law or equity to the non-breaching Party. Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. Each Party also agrees to reimburse the other Party for all costs incurred by such Party in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom).

12. Governing Law. This letter agreement is for the benefit of the Parties hereto and shall be governed by and construed in accordance with the Laws of the State of Delaware , without regard to the conflict of law provisions thereof that would result in the application of the Laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and the United States District Court for the District of the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). The language of the proceedings shall be English. Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Entire Agreement. This letter agreement contains the entire agreement between the Parties regarding its subject matter and supersedes all prior and contemporaneous agreements, understandings, arrangements and discussions, whether oral or written, between the Parties regarding such subject matter (including without limitation, the Mutual Confidentiality and Nondisclosure Agreement, effective as of 27 June 2022, between Genmab and the Company), and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Confidential Information or any other terms or conditions of use or confidentiality agreed to by either Party or its respective Representatives in connection with its or its Representatives’ access to any data site maintained in connection with the Possible Transaction.

14. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of each Party hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

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15. Counterparts. This letter agreement may be signed by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16. Severability. If any term, provision, covenant or restriction of this letter agreement is found to violate any Law or Legal Process or is otherwise ruled invalid, void or unenforceable by a governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation and replaced by a term, provision, covenant or restriction that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable term, provision, covenant or restriction.

17. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through direct communication with EVP, Chief Operating Officer, General Counsel, Peter B. Silverman, p.silverman@merus.nl and/or Chief Executive Officer, Sven (Bill) Lundberg, b.lundberg@merus.nl. Neither Genmab nor any of its Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including, without limitation, any director, officer, employee, customer, supplier, shareholder or creditor of the Company or any of its subsidiaries) in connection with the Possible Transaction without the Company’s prior written consent.

18. Assignment; Successors. Neither Party may assign this letter agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party. Any purported assignment of this letter agreement or the rights and obligations hereunder by in violation of the foregoing shall be null and void ab initio. This letter agreement shall be binding on and inure to the benefit of, and be enforceable by, each Party and their respective successors and assigns.

19. No License. Nothing in this letter agreement shall be deemed to convey any ownership or grant any license to any Evaluation Material or any patent, copyright, trade secret, trademark, domain name or other intellectual property rights therein, whether directly or by implication, estoppel or otherwise.

20. Term. This letter agreement will terminate two (2) years from the date hereof; provided that nothing herein shall relieve either Party hereto from liability for any breach of this letter agreement occurring prior to such termination; provided further that with respect to any Evaluation Material which constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3) (provided that any such trade secrets shall be clearly and conspicuously identified as such prior to or at the time of disclosure to Genmab or its Representatives), the non-disclosure, confidentiality and non-use obligations of this letter agreement shall survive until such trade secret is no longer deemed to be a trade secret under applicable Law.

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By our signature below, the Company agrees to be bound by the terms and conditions of this letter agreement. Please confirm your agreement to be bound by the terms and conditions of this letter agreement by having a duly authorized officer of your organization sign and return one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among Genmab and the Company.

Very truly yours,

MERUS N.V.

By:	/s/ Peter Silverman
	Name:	Peter Silverman
	Title:	EVP, Chief Operating Officer & General Counsel

CONFIRMED AND AGREED

as of the date written above:

GENMAB A/S

By:	/s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President & Chief Executive Officer

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